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                                                                    Exhibit 20.1

GLOBIX ANNOUNCES PRICING OF NEW 12.5% SENIOR NOTES DUE 2010

NEW YORK, January 28, 2000 - Globix Corporation (NASDAQ: GBIX) today announced that it has entered into an agreement to sell $600 million of 12.5% Senior Notes due 2010 in a private placement to a group of initial purchasers. The offering will be made within the United States to qualified institutional buyers and outside the United States to non-U.S. investors.

The Company stated that it intends to use the proceeds of the offering to purchase any and all of its 13% Senior Notes due 2005, for further expansion of the Company's data centers and network infrastructure and for other general corporate purposes.

The new Senior Notes to be offered have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of any offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

This press release contains forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under the heading of Risk Factors listed from time to time in the Company's filings with the Securities and Exchange Commission.